EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL ANNOUNCES DELAY IN FILING FORM 10-Q

New York, NY – January 15, 2010 –Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that it has filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q (the “Q2 Form 10-Q”) for the quarter ended November 30, 2009 (“Q2 2010”).

The Company continues its efforts to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”). As the Company is unable to assess the potential effect the ultimate resolution of these matters will have on the financial position and results of operations of the Company, the Company has been unable to finalize its financial statements for Fiscal 2009 and subsequent periods. The Company is working expeditiously to resolve the Material Uncertainties and believes that once they are resolved, it will be in a position to finalize its financial statements for Fiscal 2009 and subsequent periods and meet its filing requirements with the Securities and Exchange Commission.

In light of current adverse market conditions impacting the Company and the global diamond and jewelry industry described further below, the Company anticipates that its reported results of operations for Q2 2010 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated net sales for Q2 2010, which is subject to normal year end audit adjustments and the completion of the Company’s audits for its fiscal year ended May 31, 2009 and fiscal year ending May 31, 2010.

The Company anticipates net sales of approximately $97.2 million and $23.0 million for the six and three months ended November 30, 2009 as compared to net sales of $119.6 million and $41.3 million for the comparative prior year periods.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include the ability to resolve the Material Uncertainties, a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.